                                                                   EXHIBIT 11.01

                         FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       BASIC EARNINGS PER SHARE(1)  DILUTED EARNINGS PER SHARE(1)
                                            THREE MONTHS ENDED         THREE MONTHS ENDED
                                               SEPTEMBER 30,             SEPTEMBER 30,
                                            1998         1997         1998            1997
                                         ----------   ----------   ----------      ----------
Weighted average number of common
  shares outstanding                         20,673       20,406       20,673          20,406

Shares issued upon assumed exercise of
  outstanding options                             -            -            -           1,058

Weighted average common and common       ----------   ----------   ----------      ----------
  equivalent shares outstanding              20,673       20,406       20,673          21,464
                                         ==========   ==========   ==========      ==========
Net income                               $     (826)  $    2,089   $     (826)     $    2,089
                                         ==========   ==========   ==========      ==========
Earnings per share                       $    (0.04)  $     0.10   $    (0.04)     $     0.10
                                         ==========   ==========   ==========      ==========



                                       BASIC EARNINGS PER SHARE(1) DILUTED EARNINGS PER SHARE(1)
                                             SIX MONTHS ENDED         SIX MONTHS ENDED
                                               SEPTEMBER 30,             SEPTEMBER 30,
                                            1998         1997         1998           1997
                                         ----------   ----------   ----------      ----------

Weighted average number of common
  shares outstanding                         20,668       20,405       20,668          20,405

Shares issued upon assumed exercise of
  outstanding options                             -            -            -           1,173

Weighted average common and common       ----------   ----------   ----------      ----------
  equivalent shares outstanding              20,668       20,405       20,668          21,578
                                         ==========   ==========   ==========      ==========
Net income                               $   (2,844)  $    4,275   $   (2,844)     $    4,275
                                         ==========   ==========   ==========      ==========
Earnings per share                       $    (0.14)  $     0.21   $    (0.14)     $     0.20
                                         ==========   ==========   ==========      ==========

---------

(1) Shares reflect a 100,000-for-one stock split in July 1996 in connection with the recapitalization and a split of 1.66-for-one in October 1996.